Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Set forth below is a health care cost recovery case currently scheduled for trial through the end of 2006 against PM USA and ALG.

Case (Jurisdiction)	Type of Action	Trial Date

City of St. Louis, et al. v. American Tobacco, et al. (Missouri)	Health Care Cost Recovery	January 2, 2006

Below is a schedule setting forth by month the number of individual smoking and health cases against PM USA that are currently scheduled for trial through the end of 2006.

2006

January (1)

April (2)

June (1)

July (1)

August (1)

September (1)

October (1)

November (2)